As filed with the Securities and Exchange Commission on November 26, 2001.

File No. 333-                                Commission file number:   0-20033
------------------------                     ----------------------------------


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form S-8
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933


                       AmeriResource Technologies, Inc.
                       --------------------------------
            (Exact name of registrant as specified in its charter)


               Delaware                               87-0550824
               --------                               ----------
     (State or Other Jurisdiction                  (I.R.S. Employer
   of Incorporation or Organization)            Identification Number)

           4445 South Jones Blvd., Suite 2, Las Vegas, Nevada 89103
           --------------------------------------------------------
              (Address of Principal Executive Offices) (Zip Code)

Amended and Restated 2001 Stock Option Plan of AmeriResource Technologies, Inc.
-------------------------------------------------------------------------------
                           (Full Title of the Plan)

   Delmar Janovec, 4445 South Jones Blvd., Suite 2, Las Vegas, Nevada 89103
   ------------------------------------------------------------------------
           (Name, Address, Including Zip Code, of Agent for Service)

  Telephone number, including area code, of agent for service: 702-362-9284

                        CALCULATION OF REGISTRATION FEE

Title of Securities to  Amount of     Proposed        Proposed      Amount of
    be Registered       Shares to be  Maximum         Maximum       Registration
                        Registered    Offering Price  Aggregate         Fee
                                      Per Share(1)    Offering Price
    Common Stock,
  par value $0.0001     50,000,000     $0.0058         $290,000        $76.56
=====================  ============== =============== ============== ===========

(1)Bona Fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, based on the closing price of the registrant's common stock as of November 19, 2001, a date within five business days prior to the date of filing of this registration statement.

   In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

                                 Total number of pages:                 10
                                 Index to Exhibits is located on page:   4

         PART I INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Cross-Reference Sheet Pursuant to Rule 404(a) under the Securities Act of 1933

   Cross-reference between items of Part I of Form S-8 and the Section 10(a) Prospectus that will be delivered to each employee, consultant, or director who participates in the Plan.

Registration Statement Item Numbers and HeadingsProspectus Heading

Item 1.  Plan Information                       Section 10(a) Prospectus

Item 2.  Registrant Information and             Section 10(aProspectus
         Employee Plan Annual Information


          PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

   The following documents filed by AmeriResource Technologies, Inc., a Delaware corporation (which may hereafter be referred to as "we", "us", or "our(s)"), with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

   1. Our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2000.

   2. All reports filed by us with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year ended December 31, 2000.

   3. The description and specimen certificate of our common stock, par value $0.0001 ("Common Stock"), contained in our registration statement under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

   Prior to the filing, if any, of a post-effective amendment that indicates that all securities covered by this Form S-8 have been sold or that de-registers all such securities then remaining unsold, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14, or 15(d) of the 1934 Act shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

Item 4.  Description of Securities.

   Our Common Stock being registered pursuant to this registration statement is part of a class of securities registered under Section 12 of the Exchange Act. A description of such securities is contained in our registration statement under the Exchange Act, and is incorporated herein by reference.

Item 5. Interests of Named Experts and Counsel.

   No expert is named as preparing or certifying all or part of the registration statement to which this prospectus pertains, and no counsel for us who is named in this prospectus as having given an opinion on the validity of the securities being offered hereby was hired on a contingent basis or has or is to receive, in connection with this offering, a substantial interest, direct or indirect, in us.

Item 6. Indemnification of Directors and Officers.

   Our articles of incorporation and bylaws limit the liability of our directors to the fullest extent permitted by the Delaware General Corporation Law, s.145, or any other applicable provision. Generally, Delaware General Corporation Law permits the indemnification of officers, directors, employees and agents from any threatened, pending or completed action, suit or proceeding, whether civil or criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation and from judgments, expenses, fines, and settlements so long as such person was acting in good faith and in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, or had no reasonable cause to believe that such conduct was unlawful. In addition, our articles of incorporation provide that we will indemnify our directors and officers to the fullest extent permitted by such law. We believe that these provisions are necessary to attract and retain qualified directors and officers.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and control persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the United States Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or control person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person, we will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act of 1933, as amended, and we will be governed by the final adjudication of such issue.

Item 7.   Exemption from Registration Claimed.

   N/A.

Item 8. Exhibits.

   The Exhibit Index preceding the exhibits is incorporated herein by reference.

Item 9.  Undertakings.

   (a)The undersigned Registrant hereby undertakes:

      (1)To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement in the registration statement.

      (2)To treat, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment as a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Las Vegas, State of Nevada, on November 26, 2001.

                  AMERIRESOURCE TECHNOLOGIES, INC.


                  By: /s/ Delmar Janovec
                      ----------------------------------------
                      Delmar Janovec, President


                               POWER OF ATTORNEY

   The undersigned directors and officers of AMERIRESOURCE TECHNOLOGIES, INC. hereby constitute and appoint Delmar Janovec, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorney-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorney-in-fact, or his substitute, shall lawfully do or cause to be done by virtue thereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



Signature                         Title                       Date

/s/ Delmar Janovec                Chairman of the Board of    November 26, 2001
------------------------------    Director and Chief
Delmar Janovec                    Executive Officer


/s/ Rod Clawson                   Director                    November 26, 2001
------------------------------
Rod Clawson

                               INDEX TO EXHIBITS


  SEC Ref.       Page     Description of Exhibit
    No.           No.

     4            5       Amended and Restated 2001 Stock Option Plan

    5,23          8       Opinion and Consent of Counsel

     23           10      Consent of Accountant

                                                                  Exhibit 4
                 AMENDED AND RESTATED 2001 STOCK OPTION PLAN
                                      OF
                       AMERIRESOURCE TECHNOLOGIES, INC.

   WHEREAS, AmeriResource Technologies, Inc., a Delaware corporation (the "Company") has heretofore adopted and maintains the 2001 Stock Option Plan of AmeriResource Technologies, Inc. (the "Plan") for the benefit of eligible employees of the Company and participating affiliates;

   WHEREAS, the Company desires to restate and amend the Plan to increase the amount of shares of its common stock subject to the Plan from Fifty Million (50,000,000) shares to One Hundred Million (100,000,000) shares, intending thereby to provide an uninterrupted and continuing program of benefits;

   NOW THEREFORE, the Plan is hereby restated in its entirety as follows with no interruption in time, effective as of November 19, 2001, except as otherwise indicated herein:

   AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), hereby adopts the Amended and Restated 2001 Stock Option Plan of AmeriResource Technologies, Inc. (this "Plan"), on this 19TH day of November 2001. Under this Plan, the Company may grant options to acquire (the "Options") One Hundred Million (100,000,000) shares of its common stock, par value $0.0001 (the "Stock"), from time to time to employees of the Company or its subsidiaries, all on the terms and conditions set forth herein. In addition, at the discretion of the Board of Directors, options to acquire stock of the Company may from time to time be granted under this Plan to other individuals, including consultants or advisors, who contribute to the success of the Company or its subsidiaries and are not employees of the Company or its subsidiaries, provided that bona fide services shall be rendered by consultants and advisors and such services shall not be in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities.

1. Purpose of this Plan. This Plan is intended to aid the Company in maintaining and developing a management team, and in attracting new personnel as needed and to provide such personnel with an incentive to remain employees of the Company, to use their best efforts to promote the success of the Company's business, and to provide them with an opportunity to obtain or increase a proprietary interest in the Company. It is also designed to permit the Company to reward those individuals who are not employees of the Company but who management perceives to have contributed to the success of the Company, or who are important to the continued business and operations of the Company. The above goals will be achieved through the granting of Options.

2. Administration of this Plan. Administration of this Plan shall be determined by the Company's Board of Directors (the "Board"). Subject to compliance with applicable provisions of governing law, the Board may delegate administration of this Plan or specific administrative duties with respect to this Plan on such terms and to such committees of the Board as it deems proper (hereinafter the Board or its authorized committee shall be referred to as "Plan Administrators"). The interpretation and construction of the terms of this Plan by the Plan Administrators thereof shall be final and binding on all participants in this Plan absent a showing of demonstrable error. No member of the Plan Administrators shall be liable for any action taken or determination made in good faith with respect to this Plan. The grant of any Option approved by a majority vote of those Plan Administrators attending a duly and properly held meeting shall be valid. Any Option approved by the Plan Administrators shall be approved as specified by the Board at the time of delegation.

3. Shares of Stock Subject to this Plan.   A total of One Hundred Million
(100,000,000) shares of Stock may be subject to, or issued pursuant to, Options granted under this Plan.

4. Reservation of Stock on Granting of Option. At the time any Option is granted under the terms of this Plan, the Company will reserve for issuance the number of shares of Stock subject to such Option until it is exercised or expires. The Company may reserve either authorized but unissued shares or issued shares reacquired by the Company.

5. Eligibility. The Plan Administrators may grant Options to employees, officers, and directors of the

Company and its subsidiaries, as may be existing from time to time, and to other individuals who are not employees of the Company, or its subsidiaries, including consultants and advisors, provided that such consultants and advisors render bona fide services to the Company or its subsidiaries and such services are not rendered in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market in our securities. In any case, the Plan Administrators shall determine, based on the foregoing limitations and the Company's best interests, which employees, officers, directors, consultants and advisors are eligible to participate in this Plan. Options shall be in the amounts, and shall have the rights and be subject to the restrictions, as may be determined by the Plan Administrators, all as may be within the provisions of this Plan.

6. Term of Options and Certain Limitations on Right to Exercise.

   a. Each Option shall have its term established by the Plan Administrators at the time the Option is granted but in no event may such term exceed five (5) years.

   b. The term of the Option, once it is granted, may be reduced only as provided for in this Plan and under the express written provisions of the Option.

   c. Unless otherwise specifically provided by the written provisions of the Option or required by applicable disclosure or other legal requirements promulgated by the Securities and Exchange Commission ("SEC"), no participant of this Plan or his or her legal representative, legatee, or distributee will be, or shall be deemed to be, a holder of any shares subject to an Option unless and until such participant exercises his or her right to acquire all or a portion of the Stock subject to the Option and delivers the full exercise price to the Company in accordance with the terms of this Plan and the Option and then only as to the number of shares of Stock validly acquired. Except as specifically provided in this Plan or as otherwise specifically provided by the written provisions of the Option, no adjustment to the exercise price or the number of shares of Stock subject to the Option shall be made for dividends or other rights for which the record date is prior to the date on which the Stock subject to the Option is acquired by the holder.

   d. The number of shares of Stock subject to an Option shall be adjusted to take into account any stock splits, stock dividends, recapitalization of the Stock as provided in the Plan.

   e. Options shall vest and become exercisable at such time or times and on such terms as the Plan Administrators may determine at the time Options are granted, subject to this Plan's requirements and restrictions.

   f. Options may contain such other provisions, including further lawful restrictions on the vesting and exercise of the Options as the Plan Administrators may deem advisable.

   g. In no event may an Option be exercised after the expiration of its term.

   h. Options shall be non-transferable, except by the laws of descent and distribution.

7. Exercise Price. At the time Options are granted, the Plan Administrators shall establish the exercise price payable to the Company for shares to be obtained pursuant to Options.

8. Payment of Exercise Price. The exercise of any Option shall be contingent on receipt by the Company of the exercise price paid in either cash, certified or personal check payable to the Company, or other good and valuable consideration.

9. Withholding. If the grant or exercise of an Option is subject to withholding or other trust fund payment requirements of the Internal Revenue Code of 1986, as amended (the "Code"), or applicable state or local laws, the Company may initially pay the Optionee's liability and be reimbursed by Optionee no later than six months after such liability arises and as a condition of accepting Options hereunder, all Optionees hereby agree to such reimbursement terms.

10. Dilution or Other Adjustment. The shares of Stock subject to this Plan and the exercise price of outstanding Options are subject to proportionate adjustment in the event of a stock dividend on the Stock or a change in the number of issued and outstanding shares of Stock as a result of a stock split, consolidation, or other recapitalization. The Company, in its discretion, may adjust the Options or issue replacements to best maintain for the Option Holder the same or similar rights as were possessed prior to such dilution or other adjustment.

11. Options to Foreign Nationals. The Plan Administrators may, in order to fulfill the purpose of this Plan and without amending this Plan, grant Options to foreign nationals or individuals residing in foreign countries that contain provisions, restrictions, and limitations different from those set forth in this Plan and the Options made to United States residents in order to recognize differences among the countries in law, tax policy, and custom. Such grants shall be made in an attempt to give such individuals essentially the same benefits as contemplated by a grant to United States residents under the terms of this Plan.

12. Listing and Registration of Shares. Each unexercised Option shall be subject to the requirement that, if at any time, the Plan Administrators shall determine, in its sole discretion, that it is necessary or desirable to list, register, or qualify the shares covered by unexercised Options on any securities exchange or under any state or federal law, or obtain the consent or approval of any governmental agency or regulatory body as a condition of, or in connection with, the granting of such Option or the issuance or purchase of shares thereunder, such Option may not be exercised in whole or in part unless and until such listing, registration, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Plan Administrators.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five (5) years from the date first appearing in this Plan or the date on which the One Hundred Millionth (100,000,000th) share is issued hereunder.

14. Amendment of this Plan. This Plan may not be amended more than once during any six- month period, other than to comport with changes in the Code or the Employee Retirement Income Security Act or the rules and regulations promulgated thereunder. The Plan Administrators may modify and amend this Plan in any respect; provided, however, that to the extent such amendment or modification would cause this Plan to no longer comply with the applicable provisions of the Code governing incentive stock options as they may be amended from time to time, such amendment or modification shall also be approved by the shareholders of the Company.


ATTEST:


/s/ Delmar Janovec
Delmar Janovec, President

                                                                  Exhibit 5, 23

                                                       333 Elm Street, Suite 101
WOLTJEN                                                      Dallas, Texas 75226
--------------------------------------------------------------------------------
LAW FIRM                                                 Telephone: 214-742-5555
                                                         Facsimile: 214-742-5545
                                               E-Mail: woltjenlaw@woltjenlaw.com


November 20, 2001

Board of Directors
AmeriResource Technologies,  Inc.
4445 South Jones Blvd., Suite 2
Las Vegas, NV 89103

To the Board of Directors of AmeriResource Technologies Inc.

AmeriResource Technologies Inc., a Delaware corporation (the "Company"), has informed Woltjen Law Firm (the "Firm"), of its intention to file on or about November 26, 2001, a registration statement on Form S-8 under the Securities Act of 1933, as amended ("Registration Statement"), concerning One Hundred Million (100,000,000) shares (the "Shares") of its common stock, par value $0.0001 ("Common Stock"), with the Securities and Exchange Commission ("SEC"). In connection with the filing of the Registration Statement, you have requested the Firm's opinion regarding the issuance of Common Stock.

You have represented to the Firm that the Company is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that the Company is current in filing such reporting requirements with the SEC and that the Company's board of directors has authorized the filing of the Registration Statement. Based on the these representations and to the best of the Firm's knowledge, the Firm is of the opinion that the Common Stock will, when sold, be legally issued, fully paid and non-assessable. This Opinion is conditioned upon the above requirements being met.

The opinion set forth above is predicated upon and limited to the correctness of the assumptions set forth herein, and is further subject to qualifications, exceptions, and limitations set forth below:

   A. The Firm expressly excepts from the opinion set forth herein any opinion or position as to whether or to what extent a Delaware court, or any other court, would apply Delaware law, or the law of any other state or jurisdiction except the federal law of the United States of America, to any particular aspect of the facts, circumstances and transactions that are the subject of the opinion herein contained.

   B. In rendering this opinion, the Firm assumed that the Company is satisfying the various substantive requirements of Form S-8. The Firm, therefore, expressly disclaims any opinion regarding the Company's compliance with such requirements.

   C. The Firm expressly excepts from the opinion set forth herein any opinion concerning the need for compliance by any party, specifically by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Delaware, or any other jurisdiction.

   D. In expressing the opinion set forth herein, the Firm assumed the authenticity and completeness of all corporate documents, records and instruments provided to the Firm by the Company and its representatives. The Firm assumed the accuracy of all statements of fact contained therein. The Firm further assumed the genuineness of signatures (both manual and conformed), the authenticity of documents submitted as originals, the conformity to originals of all copies, or faxed copies, and the correctness of all such documents. This opinion is conditioned on all of these assumptions being correct.

   E. The Firm expressly excepts from the opinion set forth herein any opinion concerning the propriety of any issuance of any shares, or the consideration tendered for such shares, and any opinion concerning the tradability of any shares whether or not issued under the Registration Statement.

   F. The opinion contained herein is rendered as of the date hereof, and the Firm undertakes no obligation to advise of any changes in or any new developments which might affect any matters or opinions set forth herein, and the Firm hereby disclaims any such obligation.

This Opinion may be relied upon by you only in connection with filing of the Registration Statement, and the Firm hereby consents to the use of it as an exhibit to the Registration Statement. This Opinion may not be used or relied upon by you or any other person for any purpose whatsoever, without in each instance the Firm's prior written consent.

Sincerely,


/s/ Woltjen Law Firm
Woltjen Law Firm

                           Exhibit 23

CLYDE BAILEY P.C.
------------------------------------------------------------------------------
                                                   Certified Public Accountant
                                                      10924 Vance Jackson #404
                                                      San Antonio, Texas 78230
                                                          (210) 699-1287(ofc.)
                                         (888) 699-1287 o (210) 691-2911 (fax)

                                                                       Member:
                                                   American Institute of CPA's
                                                        Texas Society of CPA's


November 20, 2001

Board of Directors
AmeriResource Technologies, Inc.
4445 South Jones Blvd., Suite 2
Las Vegas, Nevada 89103

   RE:   Use of Financial Statements in Form S-8 Registration Statement

Dear Board of Directors:

As independent public accountants for AmeriResource Technologies, Inc., a Delaware corporation (the "Company"), we hereby consent to the use of our report included in the annual report of the Company on Form 10-KSB for the year ended December 31, 2000 in the Company's Form S-8 registration statement.

Sincerely,


/s/ Clyde Bailey
Clyde Bailey, P.C.